Filed pursuant to Rule 424(b)(3)

Registration Number 333-200458

Prospectus Supplement No. 5 (To Prospectus dated May 4, 2016)

1,543,391 Shares of Common Stock

VIVEVE MEDICAL, INC.

This Prospectus Supplement No. 5 (this “Prospectus Supplement”) supplements our Prospectus dated May 4, 2016 included in Post-Effective Amendment No. 2 to our Registration Statement on Form S-1, File No. 333-200458, filed with the Securities and Exchange Commission on May 2, 2016, as supplemented by Prospectus Supplement No. 1 dated May 20, 2016, Prospectus Supplement No. 2 dated May 20, 2016, Prospectus Supplement No. 3 dated June 28, 2016 and Prospectus Supplement No. 4 dated June 28, 2016 (collectively, the “Prospectus”), relating to the offer and sale of up to 1,543,391 shares of common stock, par value $0.0001 per share, of Viveve Medical, Inc., a Delaware corporation (the “Company,” “Viveve,” “us,” “our,” or “we”), by the selling stockholders identified on page 28 of the Prospectus.

We are not selling any securities under this Prospectus Supplement and the Prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in the Prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this Prospectus Supplement and the Prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is currently quoted on The NASDAQ Capital Market under the symbol “VIVE.” On July 11, 2016, the last reported sale price of our common stock was $4.35.

 Recent Developments

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2016 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

An investment in our securities is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus for a discussion of information that you should consider before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Prospectus Supplement is July 12, 2016.

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in the Prospectus, this Prospectus Supplement, and in any other accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in the Prospectus, this Prospectus Supplement or any other prospectus supplement is accurate as of any date other than the date on the front of such documents.

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

July 11, 2016

Date of Report (Date of Earliest Event Reported)

VIVEVE MEDICAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11388	04-3153858
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

150 Commercial Street Sunnyvale, California 94086
(Address of Principal Executive Offices)

(408) 530-1900
(Issuer’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Matters

On July 11, 2016, the Board of Directors of Viveve Medical, Inc. adopted and approved Amendment No. 1 (the “Amendment”) to the Viveve Medical, Inc. Independent Director Compensation Policy (the “Policy”) that was originally adopted and approved on May 11, 2016. The purpose of the Amendment was to correct a clerical error included in the Policy relating to the computation of Subsequent Awards, as that term is defined in the Policy. A copy of the Amendment is attached to this Current Report on Form 8-K and incorporated herein in its entirety.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to the Viveve Medical, Inc. Independent Director Compensation Policy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 12, 2016	VIVEVE MEDICAL, INC.

	By:	/s/ Patricia Scheller
Patricia Scheller, Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Amendment No. 1 to the Viveve Medical, Inc. Independent Director Compensation Policy

Exhibit 10.1

AMENDMENT NO. 1 TO

VIVEVE MEDICAL, INC.

INDEPENDENT DIRECTOR COMPENSATION POLICY

WHEREAS, on May 11, 2016 the Board of Directors (the “Board”) of Viveve Medical, Inc. adopted and approved the Viveve Medical, Inc. Independent Director Compensation Policy (the “Policy”); and

WHEREAS, the Policy included an error in the paragraph titled “Subsequent Awards”; and

WHEREAS, the Board has determined to adopt this Amendment No. 1 to correct the error.

NOW, THEREFORE, the following paragraph of the Policy, which states:

Subsequent Awards

Each Independent Director shall be automatically granted an annual equity-based retainer award with a value at the time of issuance of approximately 0.035% of the outstanding Stock Options issued under the 2013 Plan (each, a “Subsequent Award”) which Subsequent Awards shall be granted following each annual meeting of the Company’s stockholders and shall be granted as of the date of such annual meeting. Subsequent Awards shall be in the form of grants of Stock Options, and shall vest and become exercisable in 36 equal monthly installments beginning on the first day of the month following the date of grant, subject to the Independent Director continuing in service on the Board through each such vesting date.

is hereby amended to state:

Subsequent Awards

Each Independent Director shall be automatically granted an annual equity-based retainer award with a value at the time of issuance of approximately 0.035% of the outstanding shares of the Company’s common stock on a fully diluted basis (each, a “Subsequent Award”) which Subsequent Awards shall be granted following each annual meeting of the Company’s stockholders and shall be granted as of the date of such annual meeting. Subsequent Awards shall be in the form of grants of Stock Options, and shall vest and become exercisable in 36 equal monthly installments beginning on the first day of the month following the date of grant, subject to the Independent Director continuing in service on the Board through each such vesting date.

Except as otherwise specifically set forth herein, all other terms and conditions of the Policy shall remain in full force and effect.

Adopted by the Board of Directors on the 11th day of July 2016.